Exhibit 99.1

FOR IMMEDIATE RELEASE Press Contact: Jeff Norman Extra Space Storage 801-365-1759 info@extraspace.com

Extra Space Storage Inc. Increases its Senior Unsecured Credit Facility to

$1.35 Billion

SALT LAKE CITY –December 10, 2018 – Extra Space Storage Inc. (the “Company”) (NYSE: EXR) announced today that the Company successfully amended and restated its senior unsecured credit facility, upsizing the total capacity by $200.0 million to a total of $1.35 billion. The credit facility consists of a $650.0 million senior unsecured revolving credit facility due January 2023, a $480.0 million senior unsecured term loan due January 2024 and a $220.0 million senior unsecured term loan due October 2023 (the “Facility”).

“The amendment of our credit facility further reduces our cost of debt and increases our capacity as we continue our healthy growth trajectory,” commented Scott Stubbs, Chief Financial Officer. “We are pleased with our access to capital and the support of our banking partners as we grow and continue to strengthen our balance sheet.”

U.S. Bank National Association, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and PNC Capital Markets LLC were Joint Lead Arrangers and Joint Book Runners of the Facility. U.S. Bank National Association served as the Administrative Agent, Wells Fargo Bank, National Association, Bank of America, N.A. and PNC Bank, National Association served as Co-Syndication Agents, and TD Bank, PNC Bank, National Association, JP Morgan Chase Bank, N.A., BMO Harris Bank N.A., Bank of the West, Citibank, N.A., Compass Bank and Regions Bank each served as Co-Documentation Agents.

The credit agreement provides the Company an option to increase capacity by an additional $650.0 million for a total of $2.0 billion. Pricing at closing will be an initial interest rate of LIBOR + 1.10% for the senior unsecured revolving credit facility and LIBOR + 1.25% for the senior unsecured term loans due January 2024 and October 2023.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, is a fully integrated, self-administered and self-managed real estate investment trust and a member of the S&P 500. As of September 30, 2018, the Company owned and/or operated 1,606 self-storage properties in 39 states, Washington, D.C. and Puerto Rico. The Company’s properties comprise approximately 1.1 million units and approximately 122.3 million square feet of rentable storage space offering customers conveniently located and secure storage units across the country, including boat storage, RV storage and business storage. The Company is the second largest owner and/or operator of self-storage properties in the United States and is the largest self-storage management company in the United States.

Forward Looking Statements:

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning the Company’s growth trajectory, cost of capital, the potential to increase the capacity of the Facility and the final interest rate and other terms under the Facility, along with other statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and developments and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends,” or the negative of such terms or other comparable terminology, or by discussions of strategy. The Company may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by the Company or on its behalf, are also expressly qualified by these cautionary statements. There are a number of risks and uncertainties that could cause the Company’s actual results to differ materially from the forward-looking statements contained in or contemplated by this release. Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Such factors include, but are not limited to:

•	adverse changes in general economic conditions, the real estate industry and the markets in which the Company operates;

•	failure to close pending acquisitions and developments on expected terms, or at all;

•	the effect of competition from new and existing stores or other storage alternatives, which could cause rents and occupancy rates to decline;

•	potential liability for uninsured losses and environmental contamination;

•

the impact of the regulatory environment as well as national, state and local laws and regulations, including, without limitation, those governing real estate investment trusts (“REITs”), tenant reinsurance and other aspects of the Company’s business, which could adversely affect its results;

•	disruptions in credit and financial markets and resulting difficulties in raising capital or obtaining credit at reasonable rates or at all, which could impede the Company’s ability to grow;

•	increases in interest rates;

•	reductions in asset valuations and related impairment charges;

•	the Company’s lack of sole decision-making authority with respect to its joint venture investments;

•	the effect of recent changes to U.S. tax laws;

•	the failure to maintain the Company’s REIT status for U.S. federal income tax purposes; and

•	economic uncertainty due to the impact of natural disasters, war or terrorism, which could adversely affect the Company’s business plan.

The forward-looking statements are based on the Company’s beliefs, assumptions and expectations of its future performance, taking into account all information currently available to the Company. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to the Company. If a change occurs, the Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in its forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to the Company’s securities.

The Company disclaims any duty or obligation to update or revise any forward-looking statements set forth in this release to reflect new information, future events or otherwise.

For more information, please visit www.extraspace.com.

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